UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE 13D

              Under the Securities Exchange Act of 1934

                          (Amendment No. 4)*

                            CITIZENS, INC.
----------------------------------------------------------------------------
                           (Name of Issuer)

                  Class A Common Stock, no par value
----------------------------------------------------------------------------
                    (Title of Class of Securities)

                             174740 10 0
                            --------------
                            (CUSIP Number)

                          September 11, 2006
----------------------------------------------------------------------------
         (Date of Event which Requires Filing of this Statement)

                      GAMASE Policyholders Trust
                   c/o Gala Management Services, Inc.
                        Scotia Plaza, 9th Floor
                  Federico Boyd Avenue 18 and 51 Street
                                Panama 5
                           Republic of Panama
                         Attention: Tomas Herrera

                             with a copy to:

                          Roxanne K. Beilly, Esq.
                     Schneider Weinberger & Beilly LLP
                 2200 Corporate Boulevard, N.W., Suite 210
                          Boca Raton, Florida 33431
                           Telephone: 561-362-9595
                          Facsimile No: 561-361-9612
----------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

             If the filing person has previously filed a statement on
Schedule 13G to report the acquisition that is the subject of this
Schedule 13D, and is filing this schedule because of Sec. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

             The information required on this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

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                              SCHEDULE 13D
---------------------                                          -------------
CUSIP No. 174740 10 0                                          Page 2
---------------------                                          -------------

----------------------------------------------------------------------------

1     NAME OF REPORTING PERSONS
      Galindo, Arias & Lopez
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      N/A
----------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
----------------------------------------------------------------------------

3     SEC USE ONLY

----------------------------------------------------------------------------

4     SOURCE OF FUNDS

      OO
----------------------------------------------------------------------------

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                        [ ]
----------------------------------------------------------------------------

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Republic of Panama
----------------------------------------------------------------------------

NUMBER OF          7    SOLE VOTING POWER
SHARES
BENEFICIALLY            0
OWNED BY           ---------------------------------------------------------
EACH
REPORTING          8    SHARED VOTING POWER
PERSON WITH
                        0
                   ---------------------------------------------------------

                   9    SOLE DISPOSITIVE POWER

                        0
                   ---------------------------------------------------------

                   10   SHARED DISPOSITIVE POWER

                        14,584,680
----------------------------------------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      14,584,680
----------------------------------------------------------------------------

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*
                                                                        [ ]
----------------------------------------------------------------------------

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      36.2%
----------------------------------------------------------------------------

14    TYPE OF REPORTING PERSON*

      PN
----------------------------------------------------------------------------

                              SCHEDULE 13D
---------------------                                          -------------
CUSIP No. 174740 10 0                                          Page 3
---------------------                                          -------------

----------------------------------------------------------------------------

1     NAME OF REPORTING PERSONS
      Gala Management Services, Inc.
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      N/A
----------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
----------------------------------------------------------------------------

3     SEC USE ONLY

----------------------------------------------------------------------------

4     SOURCE OF FUNDS

      OO
----------------------------------------------------------------------------

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                        [ ]
----------------------------------------------------------------------------

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Republic of Panama
----------------------------------------------------------------------------

NUMBER OF          7    SOLE VOTING POWER
SHARES
BENEFICIALLY            0
OWNED BY           ---------------------------------------------------------
EACH
REPORTING          8    SHARED VOTING POWER
PERSON WITH
                        0
                   ---------------------------------------------------------

                   9    SOLE DISPOSITIVE POWER

                        0
                   ---------------------------------------------------------

                   10   SHARED DISPOSITIVE POWER

                        8,882,629
----------------------------------------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,882,629
----------------------------------------------------------------------------

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*
                                                                        [ ]
----------------------------------------------------------------------------

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      22%
----------------------------------------------------------------------------

14    TYPE OF REPORTING PERSON*

      CO
----------------------------------------------------------------------------

                              SCHEDULE 13D
---------------------                                          -------------
CUSIP No. 174740 10 0                                          Page 4
---------------------                                          -------------

----------------------------------------------------------------------------

1     NAME OF REPORTING PERSONS
      GAMASE Insureds Trust
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      N/A
----------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
----------------------------------------------------------------------------

3     SEC USE ONLY

----------------------------------------------------------------------------

4     SOURCE OF FUNDS

      OO
----------------------------------------------------------------------------

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                        [ ]
----------------------------------------------------------------------------

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Republic of Panama
----------------------------------------------------------------------------

NUMBER OF          7    SOLE VOTING POWER
SHARES
BENEFICIALLY            0
OWNED BY           ---------------------------------------------------------
EACH
REPORTING          8    SHARED VOTING POWER
PERSON WITH
                        0
                   ---------------------------------------------------------

                   9    SOLE DISPOSITIVE POWER

                        0
                   ---------------------------------------------------------

                   10   SHARED DISPOSITIVE POWER

                        8,432,799
----------------------------------------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,432,799
----------------------------------------------------------------------------

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*
                                                                        [ ]
----------------------------------------------------------------------------

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      20.9%
----------------------------------------------------------------------------

14    TYPE OF REPORTING PERSON*

      OO
----------------------------------------------------------------------------

                              SCHEDULE 13D
---------------------                                          -------------
CUSIP No. 174740 10 0                                          Page 5
---------------------                                          -------------

----------------------------------------------------------------------------

1     NAME OF REPORTING PERSONS
      GAMASE Agents Trust
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      N/A

----------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
----------------------------------------------------------------------------

3     SEC USE ONLY

----------------------------------------------------------------------------

4     SOURCE OF FUNDS

      OO
----------------------------------------------------------------------------

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                        [ ]
----------------------------------------------------------------------------

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Republic of Panama
----------------------------------------------------------------------------

NUMBER OF          7    SOLE VOTING POWER
SHARES
BENEFICIALLY            0
OWNED BY           ---------------------------------------------------------
EACH
REPORTING          8    SHARED VOTING POWER
PERSON WITH
                        0
                   ---------------------------------------------------------

                   9    SOLE DISPOSITIVE POWER

                        0
                   ---------------------------------------------------------

                   10   SHARED DISPOSITIVE POWER

                        449,830
----------------------------------------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      449,830
----------------------------------------------------------------------------

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*
                                                                        [ ]
----------------------------------------------------------------------------

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.1%
----------------------------------------------------------------------------

14    TYPE OF REPORTING PERSON*

      OO
----------------------------------------------------------------------------

                              SCHEDULE 13D
---------------------                                          -------------
CUSIP No. 174740 10 0                                          Page 6
---------------------                                          -------------

----------------------------------------------------------------------------

1     NAME OF REPORTING PERSONS
      Regal Trust (BVI) Ltd.
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      N/A

----------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
----------------------------------------------------------------------------

3     SEC USE ONLY

----------------------------------------------------------------------------

4     SOURCE OF FUNDS

      OO
----------------------------------------------------------------------------

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                        [ ]
----------------------------------------------------------------------------

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
----------------------------------------------------------------------------

NUMBER OF          7    SOLE VOTING POWER
SHARES
BENEFICIALLY            0
OWNED BY           ---------------------------------------------------------
EACH
REPORTING          8    SHARED VOTING POWER
PERSON WITH
                        0
                   ---------------------------------------------------------

                   9    SOLE DISPOSITIVE POWER

                        0
                   ---------------------------------------------------------

                   10   SHARED DISPOSITIVE POWER

                        5,702,051
----------------------------------------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,702,051
----------------------------------------------------------------------------

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*
                                                                        [ ]
----------------------------------------------------------------------------

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.1%
----------------------------------------------------------------------------

14    TYPE OF REPORTING PERSON*

      CO
----------------------------------------------------------------------------

                              SCHEDULE 13D
---------------------                                          -------------
CUSIP No. 174740 10 0                                          Page 7
---------------------                                          -------------

----------------------------------------------------------------------------

1     NAME OF REPORTING PERSONS
      CICA Policyholders Trust
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      N/A
----------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
----------------------------------------------------------------------------

3     SEC USE ONLY

----------------------------------------------------------------------------

4     SOURCE OF FUNDS

      OO
----------------------------------------------------------------------------

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                        [ ]
----------------------------------------------------------------------------

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
----------------------------------------------------------------------------

NUMBER OF          7    SOLE VOTING POWER
SHARES
BENEFICIALLY            0
OWNED BY           ---------------------------------------------------------
EACH
REPORTING          8    SHARED VOTING POWER
PERSON WITH
                        0
                   ---------------------------------------------------------

                   9    SOLE DISPOSITIVE POWER

                        0
                   ---------------------------------------------------------

                   10   SHARED DISPOSITIVE POWER

                        5,131,689

----------------------------------------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,131,689
----------------------------------------------------------------------------

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*
                                                                       [ ]
----------------------------------------------------------------------------

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      12.7%
----------------------------------------------------------------------------

14    TYPE OF REPORTING PERSON*

      OO
----------------------------------------------------------------------------

                              SCHEDULE 13D
---------------------                                          -------------
CUSIP No. 174740 10 0                                          Page 8
---------------------                                          -------------

----------------------------------------------------------------------------

1     NAME OF REPORTING PERSONS
      CICA Associates Trust
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      N/A
----------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
----------------------------------------------------------------------------

3     SEC USE ONLY

----------------------------------------------------------------------------

4     SOURCE OF FUNDS

      OO
----------------------------------------------------------------------------

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                        [ ]
----------------------------------------------------------------------------

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
----------------------------------------------------------------------------

NUMBER OF          7    SOLE VOTING POWER
SHARES
BENEFICIALLY            0
OWNED BY           ---------------------------------------------------------
EACH
REPORTING          8    SHARED VOTING POWER
PERSON WITH
                        0
                   ---------------------------------------------------------

                   9    SOLE DISPOSITIVE POWER

                        0
                   ---------------------------------------------------------

                   10   SHARED DISPOSITIVE POWER

                        570,362
----------------------------------------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      570,362

----------------------------------------------------------------------------

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*
                                                                       [ ]
----------------------------------------------------------------------------

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.4%
----------------------------------------------------------------------------

14    TYPE OF REPORTING PERSON*

      OO
----------------------------------------------------------------------------

                              SCHEDULE 13D
---------------------                                          -------------
CUSIP No. 174740 10 0                                          Page 9
---------------------                                          -------------

             This Amendment ("Amendment No. 4") is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) of the Securities and Exchange Commission (the "Commission") pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (1) Galindo, Arias & Lopez, a partnership organized under the laws of the Republic of Panama ("GA&L"), (2) Gala Management Services, Inc., a corporation organized under the laws of the Republic of Panama ("Gala Management"), (3) GAMASE Insureds Trust, a trust established under the laws of the Republic of Panama ("GAMASE Insureds Trust"), (4) GAMASE Agents Trust, a trust established under the laws of the Republic of Panama ("GAMASE Agents Trust"), (5) Regal Trust
(BVI) Ltd., a corporation organized under the laws of the British Virgin Islands ("Regal"), (6) CICA Policyholders Trust, a trust established under the laws of the British Virgin Islands ("Regal Policyholders Trust"), and (7) CICA Associates Trust, a trust established under the laws of the British Virgin Islands ("Regal Associates Trust", together with GA&L, Gala Management, GAMASE Insureds Trust, GAMASE Agents Trust, Regal and Regal Policyholders Trust, collectively, the "Reporting Persons" and each, a "Reporting Person").

             This Amendment No. 4 amends the Schedule 13D originally filed by the Reporting Persons with the Commission on October 11, 2005 (the "Original Schedule 13D"), Amendment No. 1 to the Original
Schedule 13D originally filed by the Reporting Persons with the Commission on February 24, 2006 ("Amendment No. 1"), Amendment No. 2 to the Original Schedule 13D originally filed by the Reporting Persons with the Commission on May 4, 2006 ("Amendment No. 2") and Amendment No. 3 to the Original Schedule 13D originally filed by the Reporting Persons with the Commission on September 1, 2006. The Original
Schedule 13D, Amendment No. 1, Amendment No. 2 and Amendment No. 3 are collectively referred to as the "Schedule 13D."

             All terms used but not defined in this Amendment No. 4 are as defined in the Schedule 13D. The summary descriptions (if any) contained herein of certain agreements and documents are qualified in their entirety by reference to the complete text of such agreements and documents filed as Exhibits hereto or incorporated herein by reference.


Item 4 of the Schedule 13D is amended and supplemented as follows:

Item 4.  Purpose of the Transaction
-----------------------------------

             The Trustees are processing the delivery of shares of Common Stock to certain settlors of the Trusts who had directed that their participation in the Trusts be liquidated.


Item 5 of the Schedule 13D is amended and supplemented as follows:

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

       (a) The Reporting Persons may be deemed to be a group as defined in Rule 13d-5(b) under the Exchange Act and, as such a group, may be deemed to beneficially own an aggregate of 14,584,680 shares of the Common Stock, which constitute approximately 36.2% of the outstanding shares of the Common Stock, based on 40,264,448 shares of the Common Stock outstanding as of November 1, 2006 according to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, filed with the Commission on November 13, 2006, on which are based all

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

                              SCHEDULE 13D
---------------------                                          -------------
CUSIP No. 174740 10 0                                          Page 10
---------------------                                          -------------

of the percentages of outstanding shares of Common Stock set forth herein. The foregoing and all other amounts of beneficial ownership set forth herein are calculated pursuant to Rule 13d-3 under the Exchange Act ("Rule 13d-3").

       GAMASE Insured Trust holds 8,432,799 shares of the Common Stock (constituting approximately 20.9% of the outstanding Common Stock) and may be deemed to beneficially own such shares pursuant to Rule 13d-3.

       Regal Policyholders Trust holds 5,131,689 shares of the Common Stock (constituting approximately 12.7% of the outstanding Common
Stock) and may be deemed to beneficially own such shares pursuant to Rule 13d-3.

       GAMASE Agents Trust holds 449,830 shares of the Common Stock (constituting approximately 1.1% of the outstanding Common Stock) and may be deemed to beneficially own such shares pursuant to Rule 13d-3.

       Regal Associates Trust holds 570,362 shares of the Common Stock (constituting approximately 1.4% of the outstanding Common Stock) and may be deemed to beneficially own such shares pursuant to Rule 13d-3.

       Gala Management is the sole trustee of GAMASE Insureds Trust and GAMASE Agents Trust, and therefore may be deemed to beneficially own 8,882,629 shares of the Common Stock (constituting approximately 22% of the outstanding Common Stock) pursuant to Rule 13d-3.

       Regal is the sole trustee of Regal Policyholders Trust and Regal Associates Trust, and therefore may be deemed to beneficially own5,702,051 shares of the Common Stock (constituting approximately 14.1% of the outstanding Common Stock) pursuant to Rule 13d-3.

       GA&L owns a 100% interest in each of Gala Management and Regal, and therefore may be deemed to beneficially own 14,584,680shares
(constituting approximately 36.2% of the outstanding Common Stock) pursuant to Rule 13d-3.

       (c) The following not-for-value transfers in Common Stock were effected by the Reporting Persons over the past 60 days:

  Reporting Person                Date          Number of Shares
  ----------------                ----          ----------------
GAMASE Agents Trust          October 11, 2006        17,847
Regal Associates Trust       October 11, 2006        12,031
GAMASE Insureds Trust        October 11, 2006        167,220
Regal Policyholders Trust    October 11, 2006        140,097
GAMASE Insureds Trust        October 24, 2006        113,707
Regal Policyholders Trust    October 24, 2006        55,800
GAMASE Insureds Trust        November 13, 2006       165,981
Regal Policyholders Trust    November 13, 2006       36,964

       In the foregoing transfers, which were made upon the request of settlors, the trustees delivered shares of the Common Stock to such settlors to the extent of their respective liquidations

----------------------------------------------------------------------------

                              SCHEDULE 13D
---------------------                                          -------------
CUSIP No. 174740 10 0                                          Page 11
---------------------                                          -------------

of their participation in the Trusts. As noted, each transfer of shares was made without consideration.


Item 7 of the Schedule 13D is amended and supplemented as follows:

Item 7. Material to be filed as Exhibits
----------------------------------------

Exhibit 7. Powers of Attorney.

----------------------------------------------------------------------------

                             SIGNATURES

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 5, 2006                      GALINDO, ARIAS & LOPEZ

                                      By:     /s/ Tomas Herrera
                                         -----------------------------------
                                      Name:  Tomas Herrera
                                      Title:   Partner


                                      GALA MANAGEMENT SERVICES, INC.

                                      By:     /s/ Tomas Herrera
                                         -----------------------------------
                                      Name:  Tomas Herrera
                                      Title:   Attorney-in-fact


                                      GAMASE INSUREDS TRUST

                                      By:     /s/ Tomas Herrera
                                         -----------------------------------
                                      Name:  Tomas Herrera
                                      Title:   Attorney-in-fact


                                      REGAL TRUST (BVI) LTD.

                                      By:     /s/ Tomas Herrera
                                         -----------------------------------
                                      Name:  Tomas Herrera
                                      Title:   Attorney-in-fact


                                      CICA POLICYHOLDERS TRUST

                                      By:     /s/ Tomas Herrera
                                         -----------------------------------
                                      Name:  Tomas Herrera
                                      Title:   Attorney-in-fact


----------------------------------------------------------------------------

                                      GAMASE AGENTS TRUST

                                      By:     /s/ Tomas Herrera
                                         -----------------------------------
                                      Name:  Tomas Herrera
                                      Title:   Attorney-in-fact


                                      CICA ASSOCIATES TRUST

                                      By:     /s/ Tomas Herrera
                                         -----------------------------------
                                      Name:  Tomas Herrera
                                      Title:   Attorney-in-fact